Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

by and between

CIT GROUP INC.

and

MUTUAL OF OMAHA INSURANCE COMPANY

DATED AS OF JANUARY 1, 2020

-i-

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of January 1, 2020 (this “Agreement”), by and between Mutual of Omaha Insurance Company, a Nebraska corporation (“Holder”), and CIT Group Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on August 12, 2019, Holder, Omaha Financial Holdings, Inc., Mutual of Omaha Bank, the Company, and CIT Bank, National Association (“Purchaser Bank”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Mutual of Omaha Bank shall merge with and into Purchaser Bank (the “Merger”), such that Purchaser Bank is the surviving bank;

WHEREAS, Holder shall receive cash and 3,094,697 shares of Common Stock in the Merger (such shares received in the Merger, the “Shares”);

WHEREAS, the Company has agreed to grant Holder registration rights in respect of the Shares, on the terms and subject to the conditions in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). The term “beneficially own” has a meaning correlative to the foregoing.

“Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in either New York, New York or Omaha, Nebraska are authorized or required by Law to close.

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Common Stock” means, collectively, the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demand Notice” has the meaning set forth in Section 2.01(b)(i).

“Demand Registration” has the meaning set forth in Section 2.01(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the Stock Holders Agreement, dated July 21, 2014, by and among the Company and the parties listed on the signature page thereto.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” means any federal, state, local, foreign or supranational court, tribunal, arbitrator, administrative agency or commission, other federal, state, local, foreign or supranational governmental authority, entity or instrumentality, including any stock exchange or similar self-regulatory organizations, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax authority, banking authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holder” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 2.09(c).

“Indemnified Persons” has the meaning set forth in Section 2.09(a).

“Indemnifying Party” has the meaning set forth in Section 2.09(c).

“Inspectors” has the meaning set forth in Section 2.04(a)(x).

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, order, award, writ, decree, directive, or injunction issued, promulgated, enforced or entered into by or with any Governmental Authority.

“Lockup Termination Date” shall mean July 1, 2020.

“Loss” means any and all losses, claims, damages, Liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, Taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Person” means any individual, firm, bank, savings bank or association, corporation, partnership, limited liability company, association, Governmental Authority, joint-stock company, business trust or unincorporated organization.

“Piggyback Registration” has the meaning set forth in Section 2.02.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus (as defined in Rule 405 under the Securities Act), whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 2.04(a)(x).

“Registrable Securities” means (a) the Shares and (b) all shares of Common Stock issued or issuable directly or indirectly in respect of the Shares by way of share dividend or share split or in connection with a consolidation or other reorganization; provided, however, that any such Share shall cease to be a Registrable Security upon the earliest of (i) when it has been effectively registered under the Securities Act and disposed of in accordance with an effective Registration Statement covering it, (ii) when it is distributed to the public pursuant to Rule 144, (iii) the fifth anniversary of the date on which the Merger is consummated or (iv) when Holder beneficially owns Registrable Securities constituting less than 1% of the outstanding shares of Common Stock; provided, that, Holder shall notify the Company as soon as reasonably practicable following the occurrence, to Holder’s Knowledge, of the Shares ceasing to be Registrable Securities pursuant to this clause (iv).

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-

effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys).

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Suspension Period” has the meaning set forth in Section 2.06(a).

“Takedown Offering” means an offering pursuant to an Automatic Shelf Registration Statement.

“Transfer” means (a) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“Underwritten Takedown Offering” has the meaning set forth in Section 2.01(a)(iii).

“Underwritten Takedown Request” has the meaning set forth in Section 2.01(a)(iii).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01.    Registration.

(a)    Automatic Shelf Registration Statement. (i) Prior to the Lockup Termination Date, the Company shall (A) file an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date, in accordance with the methods of distribution elected by Holder, (B) amend an existing Automatic Shelf Registration Statement so that it is useable for such resales or (C) file a Prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act that is useable for such resales. Such Automatic Shelf Registration Statement or Prospectus shall contain any intended method of distribution of the Registrable Securities specified in writing by Holder. Until the earlier of (x) such time as all Registrable Securities cease to be Registrable Securities or (y) the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company shall keep current and effective an Automatic Shelf Registration Statement (or any successor Registration Statement filed with respect to the Registrable Securities) and file such supplements or amendments to such Automatic Shelf Registration Statement as may be necessary or appropriate in order to keep such Automatic Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. In the event that the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company shall provide written notice to Holder of such ineligibility within five (5) Business Days of the date on which the Company becomes aware of such ineligibility. The Company shall use reasonable best efforts to cause the Registrable Securities to, on or prior to the Lockup Termination Date, be qualified for trading on any securities exchange on which the Common Stock is listed or quoted.

(ii)    Takedown Offerings. Following the Lockup Termination Date, subject to the restrictions in Section 4.20 of the Merger Agreement, Holder shall be entitled, at any time and from time to time when an Automatic Shelf Registration Statement is effective, to effect a Takedown Offering that does not constitute an Underwritten Takedown Offering of any or all of the Registrable Securities covered by the Automatic Shelf Registration Statement.

(iii)    Underwritten Takedown Offerings. Following the Lockup Termination Date, upon the receipt by the Company of a written request from Holder (an “Underwritten Takedown Request”) that it desires to sell at least a majority of the Registrable Securities then held by Holder in an Underwritten Offering (an “Underwritten Takedown Offering”), the Company shall cooperate with Holder and any Underwriter in effecting an Underwritten Takedown Offering pursuant to an Automatic Shelf Registration Statement as promptly as reasonably practicable following receipt of such Underwritten Takedown Request; provided, however, that the Company shall not be obligated to effect more than two (2) Underwritten Takedown Offerings pursuant to this Agreement; provided, further, that Holder must be in compliance with Section 4.20 of the Merger Agreement. Any Underwritten Takedown Request shall specify the number of

Registrable Securities proposed to be offered for sale. Holder may change the number of Registrable Securities proposed to be offered in an Underwritten Takedown Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of the Underwritten Takedown Offering; provided, further, that the Company shall be entitled to reasonably delay an Underwritten Takedown Offering to the extent resulting from such change.

(b)    Demand Registration. (i) If at any time following the Lockup Termination Date and prior to the Company effecting an Underwritten Takedown Offering, the Company is no longer eligible to use an Automatic Shelf Registration Statement, within 30 days after the receipt by the Company of a written request from Holder to register the resale of at least a majority of the Registrable Securities then held by Holder under the Securities Act (a “Demand Notice”), the Company shall use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice and file a Registration Statement, on an appropriate form which the Company is then eligible to use, to register the resale of such Registrable Securities, which Registration Statement shall (if specified in the Demand Notice) contemplate the ability of Holder to effect an Underwritten Offering (such registration, a “Demand Registration”); provided, however, that the Company shall not be obligated to effect more than one (1) Demand Registration pursuant to this Agreement; provided, further, that Holder must be in compliance with Section 4.20 of the Merger Agreement. The Demand Notice shall specify the number of Registrable Securities proposed to be offered for sale and the intended method of distribution thereof. Holder may change the number of Registrable Securities proposed to be offered pursuant to the Demand Registration at any time prior to commencement of the offering so long as such change would not materially adversely affect the timing or success of the offering; provided, that the Company shall be entitled to reasonably delay the Demand Registration to the extent resulting from such change. Subject to Section 2.03 and with the written consent of Holder (such consent not to be unreasonably withheld), the Company may include in any registration effected pursuant to Section 2.01(a) or 2.01(b) any securities for its own account or for the account of holders of shares of Common Stock (other than Holder).

(ii)    The Company shall use its reasonable best efforts to (A) cause any Registration Statement filed pursuant to Section 2.01(b)(i) to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (B) keep such Registration Statement current and effective for a period of not less than 90 days, and in any event for so long as necessary for the completion of the resale of Registrable Securities registered thereon. The Company further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (B) above, including (1) to respond to the comments of the SEC, if any, (2) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions to such registration form, (3) as may be required by the Securities Act, (4) as may be required in connection with a Takedown Offering or (5) as may be reasonably requested in writing by Holder or any Underwriter and reasonably acceptable to the Company.

(c)    Selection of Underwriters. In the event an offering of Registrable Securities (including in connection with any Underwritten Takedown Offering) under this Section 2.01 involves one or more Underwriters, Holder, on the one hand, and, the Company, on the other hand, shall each be entitled to select one internationally recognized investment banking firm to serve as a lead Underwriter, with each of the two such lead Underwriters to be treated substantially the same in all respects (including underwriting discounts, fees and commissions) in respect of an Underwritten Takedown Offering or Demand Registration, and Holder shall have the right to select additional Underwriters in connection with the offering; provided that each such Underwriter must be reasonably acceptable to the Company. The Company shall reasonably assist such lead Underwriter or Underwriters in their efforts to sell Registrable Securities pursuant to such Registration Statement, including by taking the actions set forth in Section 2.04, and, if reasonably requested in connection with any Underwritten Takedown Offering or Demand Registration that is an Underwritten Offering in which Holder intends to sell Registerable Securities shall make senior executives with appropriate authority and expertise reasonably available by electronic means for presentations during the marketing period for such Registerable Securities, in each case in connection with a maximum of two (2) Underwritten Offerings pursuant to this Agreement (with an understanding that (i) such Underwritten Offering shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of business of the Company; (ii) such Underwritten Offering shall not be initiated less than five (5) Business Days following the completion of an underwritten offering pursuant to the Existing Registration Rights Agreement and (iii) in any case, any delay of in excess of five (5) Business Days may only be made pursuant to the provisions of Section 2.06).

(d)    Withdrawal. Holder shall be permitted to rescind a Demand Notice or an Underwritten Takedown Request; provided that, should Holder rescind such Demand Notice or an Underwritten Takedown Request, Holder shall promptly reimburse the Company for the reasonable out-of-pocket expenses incurred by the Company in connection with such Demand Notice or an Underwritten Takedown Request, and following such reimbursement such Demand Registration or Underwritten Takedown Offering, as applicable, shall not count as a Demand Registration or Underwritten Takedown Offering for purposes of determining when future Demand Registrations or Underwritten Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(iii) or Section 2.01(b).

Section 2.02.    Piggyback Registration. If at any time after the Lockup Termination Date and regardless of whether there has been a Demand Registration or an effected Underwritten Takedown Request, the Company proposes to file a registration statement under the Securities Act (other than a registration (i) pursuant to Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iii) in connection with any dividend or distribution reinvestment or similar plan) or consummate a Takedown Offering, in each case, with respect to an offering of Common Stock for (a) the Company’s own account or (b) the account of any holder of Common Stock (other than Holder), then the Company shall give written notice of such proposed filing or Takedown Offering to Holder as soon as practicable (but in no event less than ten (10) Business Days before the anticipated filing date of the applicable Registration Statement). Upon the receipt by the Company of a written request from Holder within five (5) Business Days after delivery of any such notice by the Company to include Registrable Securities in such registration or Takedown Offering, as applicable, which request shall specify the number of Registrable Securities proposed to be included in such registration or Takedown Offering, as applicable), the Company shall, subject to Section 2.03 of this Agreement, Section 4.20 of the Merger Agreement and the following proviso, include all such requested Registrable Securities in such registration or Takedown Offering, as applicable, on the same terms and conditions as applicable to the Company’s or such holder’s shares of Common Stock (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Takedown Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Takedown Offering, as applicable, the Company determines for any reason not to proceed with the proposed registration or disposition, as applicable, of the Common Stock, then the Company may, at its election, give written notice of such determination to Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Takedown Offering, as applicable. Holder shall, subject to Section 2.04(b), enter into a customary underwriting agreement with Underwriter or Underwriters selected by the Company with respect to any Registrable Securities sold by Holder pursuant to a Piggyback Registration under this Section 2.02. No registration of Registrable Securities effected pursuant to a request under this Section 2.02 shall relieve the Company of its obligations under Section 2.01 or this Section 2.02.

Section 2.03.    Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises the Company in writing that, in its reasonable opinion the number of shares of Common Stock (including any Registrable Securities) that the Company, Holder and any other Persons intend to include in the relevant Registration Statement or dispose of pursuant to such Underwritten Offering exceeds the number that can reasonably be expected to be sold in such offering without materially and adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the number of shares of Common Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of the Company, Holder and any other Persons shall be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a)    priority in the case of an Underwritten Takedown Offering or Demand Registration pursuant to Section 2.01(a)(iii) or Section 2.01(b) shall be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Takedown Offering, as applicable, for the account of Holder, pursuant to Section 2.01(a) or Section 2.01(b), (ii) second, any shares of Common Stock requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of holders of Common Stock pursuant to their registration rights under the Existing Registration Rights Agreement, pro rata on the basis of the aggregate number of shares of Common Stock sought to be registered or disposed of by such shareholders, (iii) third, any shares of Common Stock proposed to be offered by the Company for its own account and (iv) fourth, pro rata among any other holders of shares of Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons shall not exceed the number recommended by such lead Underwriter(s);

(b)    priority in the case of a registration statement or Takedown Offering initiated by the Company for its own account which gives rise to a Piggyback Registration pursuant to Section 2.02 shall be (i) first, all shares of Common Stock proposed to be offered by the Company for its own account and (ii) second, any shares of Common Stock requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of holders of Common Stock pursuant to their registration rights under the Existing Registration Rights Agreement, pro rata on the basis of the aggregate number of shares of Common Stock sought to be registered or disposed of by such shareholders, (iii), third, any Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of Holder pursuant to its registration rights under Section 2.02 and (iv) fourth, pro rata among any other holders of shares of Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons shall not exceed the number recommended by such lead Underwriter(s); and

(c)    priority in the case of a registration statement or Takedown Offering initiated by the Company for the account of holders of shares of Common Stock pursuant to the Existing Registration Rights Agreement which gives rise to a Piggyback Registration pursuant to Section 2.02 shall be (i) first, all shares of Common Stock requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of holders of Common Stock pursuant to their registration rights under the Existing Registration Rights Agreement, pro rata on the basis of the aggregate number of shares of Common Stock sought to be registered or disposed of by such shareholders, (ii) second, any shares of Common Stock proposed to be offered by the Company for its own account, (iii) third, any Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, as applicable, for the account of Holder pursuant to its registration rights under Section 2.02 and (iv) fourth, pro rata among any other holders of shares of Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons shall not exceed the number recommended by such lead Underwriter(s).

(d)    priority in the case of a registration statement or Takedown Offering initiated by the Company for the account of holders of shares of Common Stock pursuant to registration rights afforded to such holders pursuant to a contractual right with the Company, other than Holder or holders with registration rights pursuant to the Existing Registration Rights Agreement, which gives rise to a Piggyback Registration pursuant to Section 2.02 shall be (i) first, pro rata among the holders of shares of Common Stock requesting the offering pursuant to such contractual right, (ii) second, any shares of Common Stock requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, as applicable, for the account of holders of Common Stock pursuant to their registration rights under the Existing Registration Rights Agreement, pro rata on the basis of the aggregate number of shares of Common Stock sought to be registered or disposed of by such shareholders, (iii) third, any shares of Common Stock proposed to be offered by the Company for its own account, (iv) fourth, any Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, as applicable, for the account of Holder pursuant to its registration rights under Section 2.02 and (v) fifth, pro rata among any other holders of shares of Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons shall not exceed the number recommended by such lead Underwriter(s).

Section 2.04.    Registration Procedures. (a) Subject to the provisions of Section 2.01 or Section 2.02, in connection with the registration of the sale of Registrable Securities pursuant to a Demand Registration, any Underwritten Takedown Offering or any Piggyback Registration hereunder, the Company shall as promptly as reasonably practicable:

(i)    but no less than five (5) Business Days prior to the initial filing of a Registration Statement, furnish to Holder, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement, any agreements with Underwriters related to such offering and such other documents in such quantities as Holder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Takedown Offering), and give Holder and its Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents, it being understood that the Company shall not file any such Registration Statement containing any statements with respect to Holder or the “Plan of Distribution” to which Holder shall reasonably object in writing;

(ii)    cause the Company’s Representatives to supply all information reasonably requested by Holder, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Takedown Offering that is customarily provided by issuers and their Representatives in connection with a Registration Statement or Underwritten Takedown Offering;

(iii)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as Holder reasonably requests; provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv)    notify Holder at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the Company becomes aware that the Prospectus included in a

Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)    take reasonable best efforts to ensure that the information available to investors at the time of pricing includes all information required by applicable law (including the information required by Sections 12(a)(2) and 17(a)(2) of the Securities Act);

(vi)    advise the Underwriter(s), if any, and Holder promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(vii)    use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable Holder to consummate the disposition of such Registrable Securities; provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(viii)    enter into customary agreements (including underwriting agreements in customary form) and use reasonable best efforts to take such other actions as are reasonably requested by Holder in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(c) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or Holder reasonably requests in order to expedite or facilitate such disposition;

(ix)    if requested by Holder or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as Holder and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after the Company is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(x)    except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by Holder any Underwriter participating in any disposition of such Registrable Securities and any Representative for Holder and/or such Underwriter (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to the Company and the related Registration Statement and Prospectus and request the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder shall be used by such Inspectors only for purposes of conducting such due diligence;

(xi)    use reasonable best efforts to obtain and deliver to Holder and each Underwriter a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as Holder and such Underwriter may reasonably request; provided, however, that if the Company fails to obtain such comfort letter and the relevant offering is abandoned, then such Demand Registration or Underwritten Takedown Offering shall not count as a Demand Registration or Underwritten Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Underwritten Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(iii) or Section 2.01(b);

(xii)    use its reasonable best efforts to obtain and deliver to each Underwriter and Holder a 10b-5 statement and legal opinion from the Company’s external counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or Holder may reasonably request; provided, however, that if the Company fails to obtain such statement or opinion and the relevant offering is abandoned, then such Demand Registration or Underwritten Takedown Offering shall not count as a Demand Registration or Underwritten Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Underwritten Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(iii) or Section 2.01(b);

(xiii)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiv)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xv)    cooperate with Holder and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of book-entry shares representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of Holder, in each case in connection with the closing of any sale of Registrable Securities;

(xvi)    not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xvii)    furnish to Holder and each Underwriter, if any, without charge, as many conformed copies as Holder or such Underwriter(s) may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xviii)    make representations and warranties to Holder and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;

(xix)    use reasonable best efforts to cooperate with Holder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xx)    use reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NYSE or, if the Common Stock is not then listed on the NYSE, then on such other securities exchange or national quotation system on which the Common Stock is then listed or quoted; and

(xxi)    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b)    In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering (including any Underwritten Takedown Offering), the Company and Holder agree to enter into a written agreement with the Underwriter or Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement. In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriters is not met or waived in connection with a Demand Registration or Underwritten Takedown Offering, and such failure to be met or waived is not attributable to the fault of Holder, such Demand Registration or Underwritten Takedown Offering, as applicable, shall not count as a Demand Registration or Underwritten Takedown Offering for purposes of determining when future Demand Registrations or Underwritten Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(iii) or Section 2.01(b).

Section 2.05.    Conditions to Offerings (a) The obligations of the Company to take the actions contemplated by Section 2.01, Section 2.02 and Section 2.04 with respect to an offering of Registrable Securities (including any Underwritten Takedown Offering) shall be subject to the following conditions:

(i)    The Company may require Holder to furnish to the Company such information regarding Holder, the Registrable Securities or the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

(ii)    in any Underwritten Offering pursuant to Section 2.01 or Section 2.02 hereof, Holder, together with the Company and any other holders of the Company’s securities proposing to include securities in any Underwritten Offering, shall enter into a customary underwriting agreement in accordance with Section 2.04(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b)    Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(vi) or a condition described in Section 2.06(a), Holder shall forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities or Takedown Offering until Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(iv) or notice from the Company of the termination of the stop order or Suspension Period.

(c)    Holder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by the Company of shares of Common Stock, in which Holder is participating, Holder shall agree not to Transfer any Shares without the prior written consent of the Company or such Underwriters during the period beginning seven (7) days before and ending ninety (90) days (or, in either case, such lesser period as may be permitted for Holder by the Company or such managing Underwriter or Underwriters) (the “Underwriter’s Lockup”) after the effective date of the Registration Statement filed in connection with such Underwritten Offering. The Underwriter’s Lockup shall provide that if all or a portion of the shares of Common Stock of any other Person who entered into a substantially similar agreement with the Underwriters in connection with such Underwritten Offering are released from such agreement, then the same percentage of the shares of Common Stock of Holder shall be released from the Underwriter’s Lockup.

Section 2.06.    Suspension Period.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing prior written notice to Holder, to require Holder to suspend the use of the Prospectus included in any Automatic Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01(a) or Section 2.02 or to postpone the filing or suspend the use of any Registration Statement pursuant to Section 2.01(b) or Section 2.02 for a reasonable period of time not to exceed forty-five (45) days in succession, ninety (90) days in the aggregate in any one (1) year period or two (2) times in any one (1) year period (a “Suspension Period”) if (A) the chief executive officer or chief financial officer or the Board of Directors of the Company determines in good faith that effecting the registration (or permitting sales under an effective registration) would materially adversely affect an offering of securities of the Company, (B) the Company is in possession of material non-public information and the chief executive officer or chief financial officer or the Board of Directors of the Company determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to the Company or (C) the Company shall determine that it is required to disclose in any such Registration Statement a contemplated financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting the Company or its securities, and the chief executive officer or chief financial officer or the Board of Directors of the Company determines in good faith that the disclosure of such information at such time would be materially detrimental to the Company or the holders of its Common Stock. In the event of any such suspension pursuant to this Section 2.06(a), the Company shall furnish to Holder a written notice setting forth the estimated length of the anticipated delay. The Company shall use reasonable best efforts to limit the length of any Suspension Period and shall notify Holder promptly upon the termination of the Suspension Period. Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. The Company shall respond promptly to reasonable inquiry by Holder as to such facts and circumstances. Upon notice by the Company to Holder of any determination to commence a Suspension Period, Holder shall keep the fact of any such Suspension Period strictly confidential, and, during any Suspension Period, promptly halt any offer, sale, trading or Transfer of any Registrable Securities pursuant to such Prospectus (and direct any other Person to promptly halt any offer, sale, trading or Transfer of any Registrable Securities pursuant to such Prospectus on behalf of Holder) for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) the Company has provided notice that the Suspension Period has been terminated. For the avoidance of doubt, nothing contained in this Section 2.06 shall relieve the Company of its obligations under Section 2.01.

(b)    After the expiration of any Suspension Period and without any further request from Holder, the Company shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable Automatic Shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus shall not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.07.    Registration Expenses. Subject to Section 2.01(d), all fees and expenses incurred by the Company in effecting any registration pursuant to this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA, fees and disbursements of counsel for the Company and fees and expenses of the Company’s independent registered certified public accounting firm, shall be borne by the Company; provided, however, that Holder shall bear and pay (i) any underwriting discounts, fees, commissions and related fees and out-of-pocket expenses of any Underwriters as may be agreed upon by Holder and the Underwriters (it being understood that no such discounts, fees or expenses (including the fees and expenses of Underwriters’ counsel) shall be borne or paid by the Company) and (ii) transfer taxes, fees and disbursements of counsel for Holder and any expenses required by applicable Law to be paid by a selling stockholder, in each case with respect to Registrable Securities offered for its account pursuant to any Registration Statement (including in connection with any Underwritten Takedown Offering).

Section 2.08.    Rules 144 and 144A and Regulation S. The Company covenants that it shall use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it shall use reasonable best efforts to take any such further action as reasonably requested, all to the extent required from time to time to enable Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of Holder, the Company shall deliver to Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 2.09.    Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Takedown Offering pursuant to Section 2.01 or Section 2.02, the Company shall indemnify, defend and hold harmless Holder, its Affiliates, directors, officers and shareholders, employees and each Person who controls Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any part of any

Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus prior to the eighteen (18) month anniversary of the date on which the Merger is consummated, based upon information in the Registration Statement or Prospectus that was represented by Holder, Omaha Financial Holdings, Inc. or Mutual of Omaha Bank as true and correct in the Merger Agreement, and with respect to which the Company would not have been reasonably expected to discover the failure of such information to be true and correct prior to the date of such sales; provided, further, that the Company shall not be required to indemnify any Indemnified Person for any such Loss arising out of or based upon any such untrue or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement or Prospectus or any amendment or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Indemnified Person expressly for use therein.

(b)    In connection with any registration of Registrable Securities or Takedown Offering pursuant to Section 2.01 or Section 2.02, Holder shall indemnify, defend and hold harmless the Company, its directors, its officers, its employees and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to Holder, but only with respect to information arising out of or based upon information furnished in writing by Holder or on Holder’s behalf (in each case, in its capacity as Holder), in either case for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto.

(c)    In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.09(a) or Section 2.09(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that it shall be determined by a court of competent jurisdiction that such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within 15 Business Days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party shall not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d)    If the indemnification provided for in this Section 2.09 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.09, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and Holder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 2.09(c), any reasonable legal or other out-of-pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e)    The parties agree that it would not be just and equitable if contribution pursuant to Section 2.09(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.09(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section

11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In no event shall Holder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties of the Company. The Company represents and warrants to Holder as of the date hereof that:

(a)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by Holder, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy).

(d)    The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby (assuming that the consents, approvals and filings referred to in Sections 3.03(d)(1) of the Merger Agreement are duly obtained and/or made) do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, applicable Law, the organizational documents of the Company or any contract or agreement to which the Company is a party.

(e)    The Company is a “well-known seasoned issuer” within the meaning of Rule 405 promulgated under the Securities Act.

Section 3.02.    Representations and Warranties of Holder. Holder represents and warrants to the Company as of the date hereof that:

(a)    Holder has been duly formed, is validly existing and is in good standing under the Laws of its state of organization. Holder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)    The execution and delivery by Holder of this Agreement, the performance by Holder of its obligations under this Agreement and the consummation of the transactions contemplated hereby (assuming that the consents, approvals and filings referred to in Sections 3.02(e)(1) of the Merger Agreement are duly obtained and/or made) do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, applicable Law, the organizational documents of Holder or any contract or agreement to which Holder is a party.

(c)    The execution, delivery and performance of this Agreement by Holder has been duly authorized by all necessary corporate action on the part of Holder. This Agreement has been duly executed and delivered by Holder and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy).

(d)    Holder: (i) is acquiring the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute, if any, the same to any Person other than an Affiliate of Holder, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such Laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Holder has requested, received, reviewed and considered all information that Holder deems relevant in making an informed decision to invest in the Shares and has received and reviewed a copy of this Agreement and the Merger Agreement. Holder understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under state securities laws and acknowledges that the Shares are not registered under the Securities Act or any other applicable Law and that such Shares may not be Transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01.    Adjustments. References to numbers of shares contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of Common Stock.

Section 4.02.    Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if (a) in writing and if served by personal delivery, by registered or certified mail (return receipt requested), or by a national courier service, (b) by facsimile, provided that the facsimile is promptly confirmed, or (c) by email, provided that the transmission of the email is promptly confirmed, to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

(a)	if to the Company, to:

CIT Group Inc.

1 CIT Drive

Livingston, NJ 07039

Attention: James R. Hubbard, General Counsel

Telephone: (973) 740-5000

Facsimile: (866) 451-4408

Email: James.Hubbard@cit.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Cathy Clarkin

Telephone: (212) 558-4175

Facsimile: (212) 558-3588

Email: clarkinc@sullcrom.com

(b)	if to Holder, to:

Mutual of Omaha Insurance Company

Mutual of Omaha Plaza

Omaha, NE 68175

Attention: Nancy Crawford, General Counsel

Telephone: (402) 342-7600

Facsimile: (402) 351-2775

Email: nancy.crawford@mutualofomaha.com

With a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP

201 E. Fourth St., Suite 1900

Cincinnati, OH 45202

Attention: James J. Barresi

Telephone: (513) 361-1260

Facsimile: (513) 361-1201

Email: james.barresi@squirepb.com

Section 4.03.    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.04.    Amendments; Waivers; Action by Holder. Any provision of this Agreement may be waived or amended if, and only if, such waiver or amendment is in writing and signed, in the case of a waiver, by the party against whom the waiver is to be effective, or in the case of an amendment, by the Company and Holder. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.05.    Interpretation.

(a)    This Agreement is the product of joint negotiation and drafting by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time and shall be deemed also to include any and all rules and regulation promulgated thereunder.

Section 4.06.    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 4.07.    Assignment; Third-Party Beneficiaries. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except with respect to Indemnified Persons pursuant to Section 2.09, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 4.08.    WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.08.

Section 4.09.    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE THAT WOULD PROVIDE FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)    Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such court, (ii) waives any objection to laying venue in any such action or proceeding in such court, (iii) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.02. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions that are the subject of this Agreement in such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

Section 4.10.    Specific Performance. The parties hereto agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at Law or equity.

Section 4.11.    Effectiveness; Termination. This Agreement shall be effective as of the date hereof and, except as otherwise set forth herein shall continue in effect thereafter until the earliest of (a) the fifth anniversary of the date on which the Merger is consummated, (b) the date on which Holder beneficially owns Registrable Securities constituting less than 1% of the outstanding shares of Common Stock; provided, that, Holder shall notify the Company as soon as reasonably practicable following the occurrence, to Holder’s Knowledge, of the foregoing and (c) the termination of this Agreement by written consent of the parties hereto; provided, however, that the indemnity and contribution provisions contained in Section 2.09 and this Article IV shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof.

Section 4.12.    Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CIT GROUP INC.

By:	/s/ John Fawcett
Name:	John Fawcett
Title:	Executive Vice President & Chief Financial Officer

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Laura Fender
Name:	Laura A. Fender
Title:	Senior Vice President

[Signature Page to the Registration Rights Agreement]